Exhibit 10.1
EXECUTION VERSION

PURCHASE AND SETTLEMENT AGREEMENT

This PURCHASE AND SETTLEMENT AGREEMENT (this “Agreement”) is made and entered into as of October 16, 2026, by and among Medallion Financial Corp., a Delaware corporation (the “Company”), on the one hand, and, on the other hand, BIMIZCI Fund LLC, a Delaware limited liability company (“BIMIZCI”), and ZimCal Asset Management LLC, a Minnesota limited liability company (“ZimCal” and together with BIMIZCI, the “Investor Parties” and each an “Investor Party”).  The Company, on the one hand, and the Investor Parties, on the other hand, are each referred to herein individually as a “party” and collectively as “parties.”  Stephen Hodges, an individual, and Warnke Investments LLC, a Delaware limited liability company (“Warnke”), are bound by the restrictions set forth in Article II and the terms of Article V as expressly provided herein, and any conduct by Mr. Hodges, Warnke, or any Hodges-Related Entity (as defined in Section 5.17) that would constitute a breach of any such section if Mr. Hodges and Warnke were Investor Parties shall be deemed a breach by the Investor Parties and, to the extent set forth in Section 5.17 of this Agreement, Mr. Hodges; provided, however, that Mr. Hodges shall only be a party to this Agreement as expressly provided in Section 5.17, Warnke shall not be a party to this Agreement for any purpose, and neither Mr. Hodges nor Warnke makes any representation or warranty hereunder.

WHEREAS, the Company is a party to that certain Amended and Restated Trust Agreement, dated as of June 7, 2007, by and among the Company as depositor, Wilmington Trust Company as property trustee (in such capacity, the “Property Trustee”) and Delaware trustee and the Administrative Trustees named therein (the “Trust Agreement”), providing for the existence of a Delaware statutory trust known as “Medallion Financing Trust I” (the “Trust”) that has issued preferred securities (the “Trust Preferred Securities”) and, with the proceeds thereof, purchased the Notes (as defined below) from the Company;

WHEREAS, in connection with the foregoing, the Company entered into that certain Junior Subordinated Indenture, dated as of June 7, 2007 (as amended, supplemented, or modified from time to time, the “Indenture”), by and between the Company as issuer and Wilmington Trust Company as indenture trustee, pursuant to which the Company issued Fixed/Floating Rate Junior Subordinated Notes (the “Notes”) to the Trust;

WHEREAS, BIMIZCI is the beneficial owner of Trust Preferred Securities having a Liquidation Amount (as defined in the Trust Agreement) of $15,000,000.00 (the “Purchased Securities”), which are registered in the name of National Financial Services LLC (“NFS”) as custodian;

WHEREAS, BIMIZCI desires to sell, and the Company desires to purchase, the Purchased Securities from BIMIZCI, on the terms and subject to the conditions of this Agreement, and following the purchase of the Purchased Securities, the Company desires to exchange and cancel the Purchased Securities and the corresponding amount of Notes in accordance with the terms of the Trust Agreement and Indenture (the “Cancellation”);

WHEREAS, the Investor Parties and the Company have determined to come to an agreement with respect to certain matters as provided in this Agreement; and

WHEREAS, concurrently herewith, BIMIZCI and the Company have entered into that certain escrow agreement, dated as of the date hereof, with Wilmington Trust, National Association (Mergers and Acquisitions) (the “Escrow Agent”) with respect to certain matters hereunder (the “Escrow Agreement”).

NOW, THEREFORE, in consideration of the foregoing premises and the covenants, agreements and representations and warranties contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE; CLOSING

Section 1.1           Purchase and Sale. At the Closing  (as defined in Section 1.3(a)(i)), upon the terms and subject to the conditions of this Agreement, BIMIZCI agrees to sell, convey, assign, transfer and deliver to the Company, and the Company agrees to purchase from BIMIZCI, the Purchased Securities, free and clear of any and all mortgages, pledges, encumbrances, liens, security interests, options, charges, claims, deeds of trust, deeds to secure debt, title retention agreements, rights of first refusal or offer, limitations on voting rights, proxies, voting agreements, limitations on transfer or other agreements or claims of any kind or nature whatsoever (collectively, “Liens”).

Section 1.2         Purchase Price. Upon the terms and subject to the conditions of this Agreement, in consideration of the sale, conveyance, assignment, transfer and delivery to the Company of the Purchased Securities, the Company shall,  through the Escrow Agent in accordance with Section 1.3(b), pay to BIMIZCI an aggregate cash purchase price equal to (x) $11,049,000.00, without interest, plus (y) accrued but unpaid Distributions (as defined in the Trust Agreement and determined in accordance with the Trust Agreement) on the Purchased Securities through and including the date on which the Release Authorizations are required to be delivered under Section 1.3(b)(v) (the “Accrued Distributions” and, together with the amount in clause (x), the “Purchase Price”). The Accrued Distributions payable at the Closing shall be calculated assuming Distributions per calendar day of $2,596.17 (the “Per Diem Amount”) through and including such date, and the resulting Purchase Price shall be stated in each Release Authorization.  In the event that the actual date of the Closing would result in the Deposit being insufficient to pay the amount of Accrued Distributions, other than as a result of a breach of this Agreement by BIMIZCI, the Company shall pay to BIMIZCI, promptly after the Closing, the Per Diem Amount for each day of such delay.

Section 1.3           Closing Matters.

(a)          Closing.

(i)          The closing of the purchase and sale of the Purchased Securities (the “Closing”) shall take place concurrently with the payment by the Escrow Agent of the Purchase Price to BIMIZCI in accordance with Section 1.3(b)(v), and the date on which such payment occurs shall be the “Closing Date.”

(ii)          The Company’s obligation to make the Deposit (as defined in Section 1.3(b)(ii)) and consummate the Closing and BIMIZCI’s obligation to deliver the Instruction Letter (as defined in Section 1.3(b)(iii)) and consummate the Closing shall be conditioned on the satisfaction or written waiver of the following conditions: (A) no injunction or other order, judgment, law, regulation, decree or ruling or other legal restraint or prohibition shall have been issued, enacted or promulgated by a court or other governmental or regulatory authority of competent jurisdiction that would have the effect of prohibiting or preventing the consummation of the transactions contemplated hereunder; (B) the representations and warranties of the Company or the Investor Parties, as applicable, set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the  date of the Deposit or the Instruction Letter, as applicable, and as of the Closing; and (C) the Company or the Investor Parties, as applicable, shall have timely performed in all material respects all of its or their obligations under this Agreement required to be performed by it or them prior to such date. Following the Deposit and the delivery of the Instruction Letter, the Closing shall be conditioned solely on the delivery of the Deposit Confirmation and the Certificate Confirmation to both parties, the delivery of each party’s certificate under Section 1.3(b)(v), the subsequent delivery of both parties’ Release Authorizations, and the continued satisfaction of the conditions set forth in clauses (A) through (C) through such date (provided that, for this purpose, clause (C) shall apply only to obligations under this Article I), and neither the Company nor BIMIZCI may withhold, condition or delay its Release Authorization on any other ground.  A party may withhold its Release Authorization on the ground that a condition in clause (B) or (C) has not been satisfied only by delivering to the other party a written notice specifying the condition and the facts on which it relies.

(b)          Closing Deliveries and Escrow.

(i)          On the date hereof, BIMIZCI shall deliver to the Company a duly completed and executed IRS Form W-9 or Form W-8BEN-E (or other applicable Form W-8), as applicable, upon which the Company may rely for purposes of determining its withholding obligations under applicable law with respect to any payments made hereunder.

(ii)          No later than one (1) Business Day after the date hereof, the Company shall (A) deposit with the Escrow Agent, by wire transfer of immediately available funds in accordance with the Escrow Agreement, an amount equal to $11,049,000.00 plus Accrued Distributions calculated at the Per Diem Amount through and including the Outside Date (the “Deposit”)  and (B) deliver to BIMIZCI a certificate, dated the date of the Deposit and signed by an authorized person of the Company, certifying that the conditions set forth in Section 1.3(a)(ii) applicable to the Company have been satisfied as of such date. The Escrow Agent shall confirm receipt of the Deposit by email to the Company and BIMIZCI (the “Deposit Confirmation”).

(iii)          As promptly as practicable after the Deposit Confirmation, BIMIZCI shall use its reasonable best efforts to cause NFS to deliver (A) the physical certificate representing the Purchased Securities to Wilmington Trust Company, in its capacity as registrar and transfer agent for the Trust Preferred Securities under the Trust Agreement (the “Transfer Agent”) and (B) following the Closing, such duly executed assignment, transfer or other instruments as may be required to register the Purchased Securities in the name of the Company and/or effect the Cancellation (collectively, the “Other Instruments”), in a form acceptable to the Company, to the Company.  In furtherance of the foregoing, no later than one (1) Business Day after the Deposit Confirmation, BIMIZCI shall (I) deliver to NFS by email a letter of instruction, signed by an authorized representative of BIMIZCI (the “Instruction Letter”), directing NFS to deliver the Purchased Securities to the Transfer Agent, by physical delivery of the certificate representing the Purchased Securities, and directing that the Purchase Price be credited to the account of BIMIZCI at NFS; (II) deliver to the Company a copy of the Instruction Letter, with account numbers redacted; and (III) deliver to the Company a certificate, dated the date of the Instruction Letter and signed by an authorized person of each of BIMIZCI and ZimCal, certifying that the conditions set forth in Section 1.3(a)(ii) applicable to BIMIZCI and ZimCal have been satisfied.

(iv)          Upon receipt of the Purchased Securities from NFS, the Transfer Agent shall promptly confirm such receipt by email to each of the Company and BIMIZCI (the “Certificate Confirmation”).  The Company and BIMIZCI acknowledge that the Transfer Agent will hold the Purchased Securities for the account of NFS pending receipt of the Escrow Agent’s confirmation of payment of the Purchase Price, subject to the Transfer Agent’s customary practice of returning certificates to the registered holder after a limited holding period.  Prior to the Outside Date, BIMIZCI agrees to use its reasonable best efforts to cause NFS to instruct the Transfer Agent to hold the certificates representing the Purchased Securities pending the receipt of the Escrow Agent’s confirmation of payment of the Purchase Price.  In the event that the certificate representing the Purchased Securities is for any reason returned to NFS by the Transfer Agent prior to the Closing, BIMIZCI shall deliver a new Instruction Letter to NFS to cause it to deliver the Purchased Securities to the Transfer Agent as promptly as practicable.  Until the Escrow Agent has confirmed payment of the Purchase Price to BIMIZCI, the Company shall not deliver any Other Instruments to the Transfer Agent or the Property Trustee, or request or instruct either of them to register any transfer of, cancel or take any other action with respect to the Purchased Securities.  The Company and BIMIZCI acknowledge that the Escrow Agent and the Transfer Agent act in separate capacities, that neither shall be charged with knowledge of or bound by any communication delivered to the other, and that the Escrow Agent shall act only in accordance with the Escrow Agreement. The Escrow Agreement shall not be an exhibit to this Agreement.

(v)          No later than 12:00 p.m. New York City time on the Business Day following the later of the Deposit Confirmation and the Certificate Confirmation, each of the Company and BIMIZCI shall deliver to the other party a certificate, dated the date of its delivery and signed by an authorized person of such party, certifying that the conditions set forth in Section 1.3(a)(ii) applicable to such party have been satisfied as of such date.  No later than 5:00 p.m. New York City time on the same Business Day, each party shall deliver to the Escrow Agent, by email or signed writing in accordance with the Escrow Agreement, and substantially in the form attached thereto, its written authorization (each, a “Release Authorization”) directing the Escrow Agent to concurrently (A) pay the Purchase Price by wire transfer to the account of BIMIZCI in accordance with the Escrow Agreement, (B) return the balance of the Deposit, if any, to the Company; and (C) confirm such payment in writing to the Company, BIMIZCI and the Transfer Agent.  Any failure by the Company or BIMIZCI to deliver its Release Authorization when required by this Section 1.3(b)(v) shall constitute a breach of this Agreement.  If the parties agree in writing to extend the Outside Date, the Company shall deposit with the Escrow Agent any additional Accrued Distributions through the extended Outside Date no later than the time its Release Authorization is due.

(vi)          If this Agreement is terminated pursuant to Section 5.1(b),  then (A) the Company and BIMIZCI shall deliver the Termination Joint Instructions (as defined in the Escrow Agreement) directing the Escrow Agent to return the Deposit to the Company; (B) the Company shall request that the Transfer Agent return the Purchased Securities to NFS and shall not direct that any Purchased Securities be registered in the name of, or cancelled at the instruction of, the Company; and (C) BIMIZCI shall have no further obligation to deliver an Instruction Letter.

(vii)          Each of the Company and the Investor Parties further agrees to execute and deliver, or direct its Representatives to execute and deliver, to the other party or any Third Party such other instruments as shall be reasonably requested by the other party to consummate the actions and transactions contemplated hereby, including in connection with the Cancellation and related transactions.  Following the Closing, the Company shall be responsible for instructing the Transfer Agent and the Property Trustee with respect to the Cancellation, if applicable.

Section 1.4        Withholding. The Company and any of its respective Affiliates and agents, shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement any amounts that it may be required to deduct and withhold under any provision of applicable federal, state, local or foreign law; provided that, promptly upon becoming aware of any applicable withholding taxes (other than amounts treated as compensation (if any) or amounts required to be withheld as a result of BIMIZCI’s failure to deliver the certification described in Section 1.3(b)(i)), and before deducting and withholding any amount payable pursuant to this Agreement, the Company shall notify BIMIZCI of such withholding obligation, in writing and in reasonable detail, and shall cooperate with BIMIZCI to reduce or eliminate any withholding that otherwise would be required. If any amount is so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person with respect to which such deduction or withholding was imposed. Notwithstanding the foregoing, for the avoidance of doubt, the Company shall not be entitled for withholding tax purposes to deduct or withhold any amount payable pursuant to this Agreement if BIMIZCI has delivered or caused to be delivered to the Company an IRS Form W-9 or Form W-8BEN-E (or other applicable Form W-8s) reasonably satisfactory to the Company pursuant to Section 1.3(b)(i).

Section 1.5           Tax Treatment. Each of the Investor Parties and the Company agrees to treat, for U.S. federal and applicable state and local income tax purposes, the Company’s purchase, on the terms and subject to the conditions set forth herein, from BIMIZCI of the Purchased Securities as a purchase of BIMIZCI’s proportionate interest in the assets of the Trust (which shall be treated as a repayment of the Notes, including any accrued interest, by the Company) and shall file all tax returns (including information returns) that are required to be filed in a manner consistent with such treatment and shall not take any contrary position unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended.

ARTICLE II

COVENANTS

Section 2.1          Divestiture of Company Securities. No later than December 31, 2026, the Investor Parties shall sell, transfer, or otherwise dispose of all Company Securities (including Common Stock) beneficially owned, directly or indirectly, by any Investor Party or any of their respective Affiliates, Associates and Investor Principals.  All such dispositions shall be made in compliance with Section 2.2(b) of this Agreement and applicable securities laws, it being understood that open-market sales and block trades effected through a registered broker-dealer where the identity of the ultimate purchaser is not known to the Investor Parties without independent investigation or any duty of inquiry shall fully satisfy the Investor Parties’ obligations under this Section 2.1 and Section 2.2(b) with respect to such divestitures.  Upon completion of all such dispositions, the Investor Parties shall promptly provide the Company with written confirmation that no Company Securities remain beneficially owned, directly or indirectly, by any Investor Party or any of their respective Affiliates, Associates and Investor Principals.  On the date this Agreement is executed, the Investor Parties shall deliver to the Company a letter (the “Ownership Letter”) setting forth the maximum number of the Purchased Securities and the shares of Common Stock beneficially owned by the Investor Parties. On the Closing Date, the Investor Parties shall deliver to the Company a supplement to the Ownership Letter setting forth the number of Purchased Securities and the shares of Common Stock beneficially owned by the Investor Parties and their controlled Affiliates, and, to the knowledge of the Investor Parties after reasonable inquiry, the maximum number of the shares of Common Stock beneficially owned by their non-controlled Affiliates and Associates.  No later than five (5) Business Days after the Closing Date, the Investor Parties shall supplement the Ownership Letter to set forth, to the knowledge of the Investor Parties after reasonable inquiry, the number of shares of Common Stock beneficially owned by their non-controlled Affiliates and Associates. Neither the Ownership Letter nor any supplement thereto shall constitute an exhibit to this Agreement.

Section 2.2          Standstill. From the execution and delivery of this Agreement until October 16, 2031 (the “Standstill Period”), except as otherwise provided in this Agreement, without the prior written consent of the board of directors of the Company (the “Board”), the Investor Parties shall not, and shall use reasonable best efforts to cause their respective Affiliates, Associates and Investor Principals (it being agreed that the Investor Parties shall inform each person that can cause a Hodges-Related Entity (as defined below) to take an action of Article II of this Agreement and instruct them to cause such Hodges-Related Entity to comply therewith) not to, directly or indirectly:

(a)          acquire, offer or seek to acquire, agree to acquire, or acquire rights or options to acquire (except by way of stock dividends or other distributions or offerings made available to holders of voting securities of the Company generally on a pro rata basis), directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, syndicate or other group, through swap or hedging transactions or otherwise, any ownership, control, or any other beneficial or other ownership interest of any Company Securities (including any Trust Preferred Securities), any voting rights decoupled from the underlying Company Securities of the Company, or any indebtedness of the Company;

(b)          sell, assign, or otherwise transfer or dispose of any Company Securities, or any rights decoupled from such Company Securities, other than in open market sale transactions where the identity of the purchaser is not known and in underwritten widely dispersed public offerings, (i) to any Third Party that, to the Investor Parties’ knowledge, without independent investigation or any duty of inquiry, would result in such Third Party, together with its Affiliates and Associates, owning, controlling or otherwise having any beneficial or other ownership interest of, in the aggregate, more than 4.9% of the applicable class or series of Company Securities outstanding at such time or would increase the beneficial ownership interest of any Third Party who, together with its Affiliates and Associates, has a beneficial or other ownership interest of, in the aggregate, more than 4.9% of the applicable class or series of Company Securities outstanding at such time, or (ii) to any Activist Investor;

(c)          enter into or acquire any Short Interests or otherwise engage in any short selling of any Company Securities;

(d)          (i) nominate, recommend for nomination or give notice of an intent to nominate or recommend for nomination a person for election at any Stockholder Meeting; (ii) initiate, knowingly assist, knowingly encourage or participate in any solicitation of proxies, consents or consent revocations in respect of any election contest or removal contest with respect to the Company’s directors; (iii) submit, initiate, make or be a proponent of any stockholder proposal for consideration at, or bring any other business before, any Stockholder Meeting; (iv) initiate, knowingly assist, knowingly encourage or participate in any solicitation of proxies, consents or consent revocations in respect of any stockholder proposal for consideration at, or other business brought before, any Stockholder Meeting; (v) initiate, knowingly assist, knowingly encourage or participate in any “withhold” or similar campaign with respect to any Stockholder Meeting; or (vi) call or seek to call, or request the call of, or initiate a consent solicitation or consent revocation solicitation with respect to, alone or in concert with others, any Stockholder Meeting, whether or not such a Stockholder Meeting is permitted by the Restated Certificate of Incorporation of the Company (as may be amended from time to time, the “Charter”), or the Fourth Amended and Restated Bylaws of the Company (as may be amended from time to time, the “Bylaws”), including any “town hall” meeting;

(e)         form, join or in any way participate in any group or agreement of any kind with respect to any Company Securities, other than any such group or agreement that is solely among the Investor Parties;

(f)          deposit any Company Securities in any voting trust or subject any Company Securities to any arrangement or agreement, other than any such voting trust, arrangement, or agreement that is solely among the Investor Parties;

(g)          seek publicly, alone or in concert with others, to amend any provision of the Charter or Bylaws;

(h)          demand an inspection of the Company’s books and records;

(i)        grant any proxy, consent or other authority to vote with respect to any Stockholder Meeting other than to the named proxies included in the Company’s proxy card, consent card, or consent revocation card;

(j)        knowingly seek to advise, influence or encourage any person with respect to the voting of (or execution of a written consent in respect of) or disposition of any Company Securities or indebtedness of the Company (other than any such advice, influence or encouragement that is consistent with the Board’s recommendation in connection with such matter); provided that nothing in this clause shall prohibit (A) private and confidential responses to inbound inquiries that were not solicited by the Investor Parties, are narrowly tailored to respond to such inquiry, are truthful, do not constitute a solicitation, and comply with Section 2.3, or (B) any isolated private communication that is truthful, not made as part of, or in furtherance of, any solicitation, coordinated effort or group formation, and that complies with Section 2.3;

(k)         (i) make any public or private proposal with respect to or (ii) make any public statement or otherwise seek to encourage, advise or assist any person in advocating, campaigning for, or soliciting support for: (A) any change in the composition, number or term of directors serving on the Board or the filling of any vacancies on the Board, (B) any change in the capitalization, dividend policy, or share repurchase programs or practices of the Company, (C) any other change in the Company’s management, governance, business, operations, strategy, corporate structure, affairs or policies, (D) any Extraordinary Transaction, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (F) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(l)        initiate, make, or in any way participate, in any Extraordinary Transaction or make any proposal, either alone or in concert with others, to the Company or the Board that would reasonably be expected to require a public announcement or disclosure regarding any such matter;

(m)      engage or continue to engage or use any private investigations firm or other person to investigate any of the Company’s directors, officers or employees or any of the Company’s Representatives, or use any future report or findings from such firm or person;

(n)        effect or seek to effect, offer or propose to effect, cause or participate in, or in any way knowingly assist or facilitate any other person to effect or seek, offer or propose to effect or participate in, any (i) material acquisition of any assets or businesses of the Company or any of its subsidiaries; (ii) tender offer or exchange offer, merger, acquisition, share exchange or other business combination involving any of the Company Securities or any of the material assets or businesses of the Company or any of its subsidiaries; or (iii) recapitalization, restructuring, liquidation, dissolution or other material transaction with respect to the Company or any of its subsidiaries or any material portion of its or their businesses;

(o)        publicly disclose any vote, delivery of consents or consent revocations, or failure to deliver consents or consent revocations, as applicable, by the Investor Parties against the voting recommendations of the Board in connection with a Stockholder Meeting;

(p)          publicly make or in any way advance publicly any request or proposal that the Company or the Board amend, modify or waive any provision of this Agreement;

(q)        take any action challenging the validity or enforceability of this Section 2.2 or this Agreement unless the Company is challenging the validity or enforceability of this Agreement; or

(r)         enter into any discussions, negotiations, agreements or understandings with any Third Party with respect to any of the foregoing, or knowingly advise, knowingly and materially assist, knowingly encourage or knowingly seek to persuade any Third Party to take any action with respect to any of the foregoing, or otherwise take or cause any action inconsistent with any of the foregoing; in each case with the intent of facilitating conduct prohibited by this Section 2.2;

provided, however, that the restrictions in this Section 2.2 shall not prevent the Investor Parties and their Affiliates, Associates and Investor Principals from (i) making any truthful statement that is reasonably responsive to any court order, discovery request, subpoena, civil investigative demand, examination, inquiry, investigation or request from any governmental, regulatory, self-regulatory, or law enforcement authority or court with jurisdiction over the party or person from whom information is sought (each, a “Legal Requirement”) so long as such requirement did not arise as a result of any action by the Investor Parties or their respective Affiliates, Associates or Investor Principals on or after the date hereof, (ii) making any disclosure that such person reasonably believes, after consultation with outside counsel, to be legally required by applicable law, rule, regulation or stock exchange requirement so long as such requirement did not arise as a result of any action by the Investor Parties or their respective Affiliates, Associates or Investor Principals on or after the date hereof, (iii) tendering shares, receiving payment for shares or otherwise participating in any such transaction on the same basis as the other stockholders of the Company, or participating in any such transaction that has been approved by the Board, (iv) communicating privately and confidentially with the Company’s management or Board or such person’s legal counsel, accountants, auditors, insurers, existing or bona fide prospective financing sources or investors, rating agencies, or other professional advisors, in each case in the ordinary course of business and in a manner that would not reasonably be expected to trigger public disclosure obligations by any party, (v) making factual public statements that are permitted by Section 2.3(b)(iii)(B), (vi) reporting what a party reasonably believes, after consultation with outside counsel, to be violations of federal law or regulation to any governmental or regulatory authority pursuant to Section 21F of the Exchange Act or Rule 21F promulgated thereunder, or (vii) responding to inbound inquiries received from third parties by privately directing such parties to contact the Company or referring them to the Company’s publicly available disclosure.  Notwithstanding any other provision of this Agreement, this Section 2.2 and Section 2.5 shall terminate automatically and immediately upon the occurrence of (x) the consummation of any Extraordinary Transaction or (y) a material breach by the Company of any of its obligations under Article I that remains uncured for ten (10) Business Days following written notice of such breach delivered by the Investor Parties to the Company.

Section 2.3           Mutual Non-Disparagement.

(a)         From the execution and delivery of this Agreement until October 16, 2028 (the “Restrictive Period”), or if earlier, until such time as the other party has materially breached this Section 2.3 or Section 2.4 and failed to cure such breach within ten (10) Business Days after notice thereof, without the prior written consent of the other party, no party shall, nor shall it permit any of its Representatives or Investor Principals  acting on its behalf to, directly or indirectly, (x) make any public statement or speak to any member of the media or (y) make any private statement to any current or known prospective holder of Company Securities, investor in the securities or indebtedness of the Company or its subsidiaries, commercial counterparty or business partner of the Company or any of its Affiliates or Associates, or securities analyst covering the Company or its subsidiaries, or any current or known prospective investor in or limited partner of, or commercial counterparty or business partner of, any Investor Party or any of its Affiliates or Associates, in each case in a manner that disparages, defames, slanders, or constitutes a knowingly false statement of material fact regarding, the other party, its subsidiaries, their respective businesses, or their respective current or former directors (in their capacity as such) or officers, or, in the case of statements regarding any Investor Party, Stephen Hodges. For the avoidance of doubt, clause (y) shall not apply to any private communication except as expressly set forth therein. A statement in breach of this Section 2.3 shall only be deemed to be made by (i) the Company if made by any member of the Board, any senior officer, or any spokesperson authorized to speak on behalf of the Company and (ii) an Investor Party if made by Stephen Hodges, any principal or senior officer of an Investor Party, or any Representative or Investor Principal authorized to speak on behalf of such Investor Party.

(b)         The restrictions in this Section 2.3 shall not (i) apply to (A) any truthful factual statement, compelled testimony or production of information made in connection with, and reasonably responsive to, a Legal Requirement, (B) any statement made in connection with any action to enforce this Agreement, (C) any disclosure that such party reasonably believes, after consultation with outside counsel, to be legally required by applicable law, rule, regulation or stock exchange requirement, or (D) any truthful communication made privately and confidentially between or among such party and its Representatives, (ii) prohibit any party from reporting what it reasonably believes, after consultation with outside counsel, to be violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or Rule 21F promulgated thereunder, or (iii) restrict (A) any truthful communication made by any Investor Party or any of its Affiliates, Associates or Investor Principals privately and confidentially between or among such person and its existing or bona fide prospective financing sources, business partners or investors, limited partners, or rating agencies so long as such communication is made in the ordinary course of such person’s business and does not constitute a solicitation with respect to Company Securities, or (B) any factual statement made by the Company or any Investor Party to correct any false or misleading public statement made on or after the date hereof by or on behalf of the other party about such party so long as such response is narrowly tailored to correcting the false or misleading statement and such party has provided the proposed factual statement to the other party in writing at least twenty-four hours before such statement is made; provided in the case of clause (iii), that such communications or statements do not disparage, defame, or slander the other party, its subsidiaries, their respective businesses, or their respective current or former directors (in their capacity as such) or officers, or in the case of statements regarding any Investor Party, Stephen Hodges, it being understood that a truthful statement of fact shall not, by itself, be deemed to disparage, defame or slander for purposes of clause (iii) of this Section 2.3(b).  In addition, nothing in this Section 2.3 shall restrict any truthful public statement made in response to a material breach of this Agreement by the other party that the other party has failed to cure within ten (10) Business Days after written notice thereof, describing such breach and the effects thereof, or any truthful public statement by any party, natural person bound by this Agreement or Investor Principal named in any Legal Proceeding brought by the other party (or, in the case of a Legal Proceeding brought by the Company against Mr. Hodges or an Investor Principal, by the Investor Parties) regarding such Legal Proceeding, including its existence, the allegations made about such person, such person’s responses and defenses thereto, and any ruling or disposition therein, and no such statement shall require prior notice under clause (iii)(B) above.

Section 2.4           Public Filings.

(a)          No later than two Business Days following the date of this Agreement, the Company shall issue a press release (the “Press Release”) announcing this Agreement, substantially in the form attached hereto as Exhibit A.  The content of any quote attributable to Stephen Hodges in the Press Release shall be subject to his prior written approval.

(b)         Concurrently with, or no later than two Business Days following the issuance of the Press Release, the Investor Parties shall issue a press release (the “Investor Press Release”) announcing this Agreement, substantially in the form attached hereto as Exhibit B. The parties shall use reasonable best efforts to cause the Press Release and the Investor Press Release to be issued concurrently.

(c)        No later than two Business Days following the date of this Agreement, the Company shall file with the Securities and Exchange Commission (“SEC”) a Current Report on Form 8-K reporting its entry into this Agreement, disclosing applicable items to conform to its obligations and including this Agreement as an exhibit thereto (the “Form 8-K”). The Company shall provide the Investor Parties and their Representatives with a reasonable opportunity to review and comment on the Form 8-K prior to it being filed with the SEC and consider in good faith any comments of the Investor Parties and their Representatives. Notwithstanding the foregoing, the Company shall be solely responsible for the contents of the Form 8-K and any other press release, SEC filing, or other public disclosure made by or on behalf of the Company, and no review, comment, or failure to comment by any Investor Party or its Representatives shall constitute adoption of, or create any responsibility or liability for, the contents of any such disclosure.

(d)        Except for the issuance of the Press Release, the Investor Press Release, and the filing of the Form 8-K, from the date hereof until the end of the Restrictive Period, or if earlier, until such time as the other party has materially breached this Section 2.4 or Section 2.3 and failed to cure such breach within ten (10) Business Days after notice thereof, the Company and each Investor Party shall not, and shall cause its Affiliates and Associates not to, issue any press release or other public statement (including in any filing required under the Exchange Act) or speak with any member of the media about the terms of this Agreement or the transactions contemplated hereby, without the prior written consent of the other party.  Notwithstanding the foregoing, nothing in this Section 2.4 shall prohibit either party from issuing a press release or making a public statement (i) in response to a material breach of this Agreement by the other party that the other party has failed to cure within ten (10) Business Days after written notice thereof, describing such breach and the effects thereof, (ii) republishing, linking to, quoting from or otherwise disseminating the Press Release or the Investor Press Release, in each case without material additional commentary, on any website, social media platform or other channel owned or controlled by such party, (iii) that such party reasonably believes, after consultation with outside counsel, to be required by applicable law, rule, regulation or stock exchange requirement, (iv) as expressly permitted by this Agreement, including pursuant to Section 2.3(b)(iii)(B), or (v) that is a truthful statement regarding any Legal Proceeding brought by the other party in which such party or any natural person bound by this Agreement or Investor Principal is named (including, in the case of a Legal Proceeding brought by the Company against Mr. Hodges or an Investor Principal, any such statement by the Investor Parties), including its existence, the allegations made about such person, the responses and defenses thereto, and any ruling or disposition therein, without any requirement of prior notice or consent.

Section 2.5           No Litigation. During the Standstill Period, each of the Company and the Investor Parties hereby covenants and agrees that it shall not, and shall not permit any of its Representatives or Investor Principals acting on its behalf to, directly or indirectly, alone or in concert with others, threaten, institute, solicit, join, or knowingly encourage or knowingly assist in any lawsuit, claim or proceeding before any court or government agency (each, a “Legal Proceeding”) against the other party or any of its Representatives or known Investor Principals, except for (a) any Legal Proceeding initiated primarily to remedy a breach of or to enforce this Agreement, (b) any counterclaims, cross-claims or defenses with respect to any Legal Proceeding initiated by, or on behalf of any Investor Party or the Company, as applicable, or its Affiliates against the other party or its Affiliates, or (c) any Legal Proceeding that a party is required to participate in by applicable law or legal process.  Notwithstanding the foregoing, nothing in this Section 2.5 shall prohibit or restrict any party or any of its Representatives or Investor Principals from (i) complying with or truthfully responding to any Legal Requirement so long as such requirement did not arise as a result of any action by the Investor Parties or their respective Affiliates, Associates or Investor Principals on or after the date hereof, (ii) making any disclosure that such party reasonably believes, after consultation with outside counsel, to be legally required by applicable law, rule, regulation or stock exchange requirement so long as such requirement did not arise as a result of any action by such party or its respective Affiliates, Associates or Investor Principals on or after the date hereof, or (iii) communicating privately and confidentially with such party’s Representatives in the ordinary course of business; provided, that in the event of clauses (i) or (ii), to the extent legally permissible and reasonably practicable, and unless such notice is prohibited by applicable law, rule, regulation, order or the terms of the applicable process, such party shall give prompt written notice of such Legal Requirement or applicable law, rule, regulation or stock exchange requirement to the other party.  For the avoidance of doubt, actions by an Investor Party prior to the date hereof shall not be deemed to breach the Investor Parties’ respective covenants in this Agreement, and notwithstanding anything herein to the contrary, the Investor Parties may make truthful statements (after consultation with outside counsel) to the extent required by any investigation, inquiry or enforcement proceeding brought by a governmental or regulatory authority so long as such investigation, inquiry or proceeding was not initiated by, on behalf of, or at the request or encouragement of the Investor Parties on or after the date hereof.

Section 2.6           Proxy Contest Matters.

(a)      Within five Business Days after the date hereof, the Investor Parties shall take down all Campaign Materials (including those hosted on restoretheshine.com and zimcal.com) and websites and associated webpages used in connection with their solicitations of the Company’s stockholders, in each case within their (or their Affiliates’ or Associates’) control and shall not republish such material on any other website or platform, except that (i) any press releases issued through any newswire or press release distribution service by the Investor Parties in connection with the proxy campaigns prior to the date hereof shall not be required to be removed from any such service and may additionally be hosted on zimcal.com or any subdomain thereof, and (ii) the website restoretheshine.com and any subdomain thereof may remain publicly accessible as a forwarding redirect URL (without any content) to zimcal.com or any subdomain thereof.  Notwithstanding anything in this Section 2.6(a) to the contrary, the Investor Parties may publish and maintain on zimcal.com or any subdomain thereof truthful, factual statements or rebuttal communications that address or correct any false or misleading public statements made by or on behalf of the Company about the Investor Parties or Stephen Hodges prior to the date hereof, truthful factual statements regarding the Investor Parties’ ownership of Company Securities and their participation in the solicitations of the Company’s stockholders, and truthful descriptions or summaries of a purely factual, non-editorial nature, or links to any of the foregoing or any press release described in clause (i) above, so long as such statements, descriptions or communications were published prior to the date hereof and have been identified in a written notice delivered by the Investor Parties to the Company at least three Business Days prior to the date hereof (collectively, the “Rebuttal Materials”), which Rebuttal Materials include the webpage located at www.zimcal.com/activism, together with the materials linked therefrom that are so identified, and no publication or continued availability of any Rebuttal Materials in accordance with this Section 2.6(a) shall be deemed a breach of this Agreement, including Section 2.3. The materials identified in such notice shall constitute the Rebuttal Materials for all purposes of this Agreement, and the Investor Parties shall not publish any Campaign Material or Rebuttal Material on zimcal.com or any subdomain thereof other than at or through www.zimcal.com/activism. The Investor Parties may make typographical or formatting updates to any Rebuttal Material that do not alter its substance, and no such update shall constitute a new publication or a breach of this Agreement.  The term “Campaign Materials” means any publicly available press releases, proxy solicitation materials, letters and presentations issued or filed by the Investor Parties or their Affiliates and Associates with respect to the Company prior to the date hereof but excludes the Rebuttal Materials and press releases described in clause (i) above. The parties acknowledge that Campaign Materials have been distributed to stockholders, filed with the SEC, or republished, indexed or archived by third parties. No obligation is created by this Agreement to remove, retract, or render inaccessible any Campaign Material from the SEC’s EDGAR system, or any newswire service, third-party website, archive, search cache or platform, and the continued availability of any Campaign Material, or of any URL or link thereto, on any such platform shall not constitute a breach of this Agreement by any person bound hereby. The covenant of the Investor Parties not to republish set forth in this Section 2.6(a) shall expire at the end of the Restrictive Period; for the avoidance of doubt, the exceptions, permissions and acknowledgments set forth in this Section 2.6(a), including clauses (i) and (ii) and the provisions relating to Rebuttal Materials, are not subject to such expiration and shall survive.

(b)         Within five Business Days after the date hereof, the Company shall (i) remove from its website and any archive it controls the press release identified by the Company to the Investor Parties in writing prior to the date hereof, and (ii) submit a request to the applicable newswire distributor that such press release be removed or de-indexed; provided that neither party shall be required to remove or amend any content that such party reasonably believes, after consultation with outside counsel, is required to be maintained pursuant to applicable law, regulation, document retention obligation, or legal hold.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE INVESTOR PARTIES

Each Investor Party hereby, jointly and severally with respect to each of the other Investor Parties, makes the following representations and warranties to the Company:

Section 3.1          Existence; Authority. Each Investor Party that is not a natural person is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Investor Party has all requisite competence, power and authority to execute and deliver this Agreement, to perform its or his obligations hereunder and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

Section 3.2          Enforceability. This Agreement has been duly and validly executed and delivered by each Investor Party and, assuming due and valid authorization, execution and delivery by the Company, this Agreement constitutes a legal, valid and binding agreement of each Investor Party, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally (including fraudulent conveyance laws) and by general principles of equity, regardless of whether considered in a Legal Proceeding in equity or at law.

Section 3.3          Ownership. BIMIZCI is the beneficial owner of the Purchased Securities, free and clear of any and all Liens. BIMIZCI has full power and authority to transfer full legal ownership of the Purchased Securities to the Company, and none of the Investor Parties is required to obtain the approval of any other person or governmental or regulatory authority or organization to effect the sale of the Purchased Securities. Except for this Agreement, there are no outstanding rights, options, warrants, conversion rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate BIMIZCI to sell any Trust Preferred Securities or any securities or obligations convertible or exchangeable into or exercisable for Trust Preferred Securities, or giving any person a right to subscribe for or acquire, any Trust Preferred Securities, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Other than the Purchased Securities and the shares of Common Stock beneficially owned by the Investor Parties, the aggregate number of which shall be set forth in the Ownership Letter as supplemented as set forth in Section 2.1, none of the Investor Parties or their controlled Affiliates (or, to the knowledge of the Investor Parties after reasonable inquiry, their non-controlled Affiliates or Associates or Investor Principals), directly or indirectly, has, alone or shared with any other persons, beneficial ownership of any Company Securities or any indebtedness of the Company or any right to acquire or otherwise control the voting or disposition of any other Company Securities or any indebtedness of the Company.

Section 3.4          Good Title Conveyed. The physical certificates, together with any duly executed assignment, transfer, or other instruments, delivered by BIMIZCI to NFS, by NFS to the Transfer Agent and by the Transfer Agent to the Company or its designee following the Closing, will be valid and binding obligations of BIMIZCI, enforceable in accordance with their respective terms, and will, upon payment of the Purchase Price in accordance with Section 1.3(b)(v), vest in the Company good, valid and marketable title to all Purchased Securities, free and clear of any and all Liens.

Section 3.5          No Conflict. The execution and delivery of this Agreement by each Investor Party, the performance by each Investor Party of its or his obligations hereunder, the compliance by each Investor Party with all of the provisions hereof, and the consummation by each Investor Party of the transactions described herein (a) shall not conflict with, or result in a breach or violation of, or default under, any contract to which such Investor Party is a party, (b) if such Investor Party is an entity, shall not result in any violation or breach of any provision of the organizational documents of such Investor Party and (c) shall not conflict with or result in any violation of any law applicable to such Investor Party or any of such Investor Party’s properties or assets, except with respect to each of (a) and (c), such conflicts, breaches, violations or defaults as would not reasonably be expected to materially and adversely affect the ability of such Investor Party to perform its or his obligations under this Agreement.

Section 3.6          Absence of Litigation. As of the date hereof and as of the Closing Date, there is no Legal Proceeding pending or, to the knowledge of any Investor Party, threatened against any Investor Party that could impair the ability of such Investor Party to perform its or his obligations hereunder or to consummate the transactions contemplated hereby to which it or he is a party, except with respect to such Legal Proceeding as would not reasonably be expected to materially and adversely affect the ability of such Investor Party to perform its or his obligations under this Agreement.

Section 3.7          Consents and Approvals. No consent, approval, order, authorization, registration or qualification of or with any governmental or regulatory authority or organization having jurisdiction over any Investor Party is required in connection with the execution, delivery and performance by such Investor Party of this Agreement or the consummation by such Investor Party of any transactions contemplated hereby to which such Investor Party is a party.

Section 3.8           Other Acknowledgments.

(a)        BIMIZCI hereby represents, warrants and acknowledges that it is a sophisticated investor and that it knows that the Company may have material non-public information concerning the Company and its condition (financial and otherwise), results of operations, businesses, properties, plans and prospects and that such information could be material to BIMIZCI’s decision to sell the Purchased Securities or otherwise materially adverse to BIMIZCI’s interests. BIMIZCI acknowledges and agrees that the Company shall have no obligation to disclose to it any such information and hereby waives and releases, to the fullest extent permitted by applicable law, any and all claims and causes of action it has or may have against the Company and its Affiliates, and its or their officers, partners, directors, employees, agents and Representatives based upon, relating to or arising out of non-disclosure of such information or the sale of the Purchased Securities hereunder.

(b)         BIMIZCI further represents that it has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Purchased Securities and has, independently and without reliance upon the Company, made its own analysis and decision to sell the Purchased Securities. BIMIZCI has received and otherwise obtained all the information it considers necessary or appropriate for deciding whether to dispose of its Purchased Securities. BIMIZCI understands that nothing in this Agreement or any other materials presented by or on behalf of the Company to it in connection with the sale of the Purchased Securities constitutes legal, regulatory, tax, or investment advice, and BIMIZCI is not relying on the Company (or any agent or Representative thereof) regarding any legal, tax, accounting, financial and other considerations involved in the transactions contemplated by this Agreement, including the sale of the Purchased Securities. BIMIZCI has carefully considered and, to the extent it believes such discussion is necessary, discussed with professional legal, tax, accounting, financial and other advisors the suitability of the transactions contemplated by this Agreement, including the sale of the Purchased Securities. BIMIZCI acknowledges that none of the Company or any of its stockholders, directors, officers, subsidiaries or Affiliates has made or makes any representations or warranties, whether express or implied, of any kind except as expressly set forth in this Agreement.

(c)         BIMIZCI is an “accredited investor” as defined in Rule 501 promulgated under the Securities Act of 1933, as amended. The sale of the Purchased Securities by BIMIZCI (i) was privately negotiated in an independent transaction and (ii) does not violate any rules or regulations applicable to BIMIZCI.

(d)         The Company is relying on the representations, warranties and acknowledgments made by each Investor Party in this Article III, and the Company would not have entered into this Agreement in the absence of such representations, warranties and acknowledgments.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby makes the following representations and warranties to the Investor Parties:

Section 4.1          Existence; Authority. The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite organizational power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and has taken all necessary organizational action to authorize the execution, delivery and performance of this Agreement.

Section 4.2        Enforceability. This Agreement has been duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by the Investor Parties, this Agreement constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally (including fraudulent conveyance laws) and by general principles of equity, regardless of whether considered in a Legal Proceeding in equity or at law.

Section 4.3          Absence of Litigation. As of the date hereof and as of the Closing Date, other than as described in the Company’s public filings with the SEC, there is no Legal Proceeding pending or, to the knowledge of the Company, threatened against the Company that could impair the ability of the Company to perform its obligations hereunder or to consummate the transactions contemplated hereby, except with respect to such Legal Proceeding as would not reasonably be expected to materially and adversely affect the ability of the Company to perform its obligations under this Agreement.

Section 4.4        No Conflict. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, the compliance by the Company with all of the provisions hereof, and the consummation by the Company of the transactions described herein (a) shall not conflict with, or result in a breach or violation of, or default under, any contract to which the Company is a party, (b) shall not result in any violation or breach of any provision of the organizational documents of the Company and (c) shall not conflict with or result in any violation of any law applicable to the Company or any of its properties or assets, except with respect to each of (a) and (c), such conflicts, breaches, violations or defaults as would not reasonably be expected to materially and adversely affect the ability of the Company to perform its obligations under this Agreement.

Section 4.5          Consents and Approvals. No consent, approval, order, authorization, registration or qualification of or with any governmental or regulatory authority or organization having jurisdiction over the Company is required in connection with the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of any transactions contemplated hereby to which it is a party.

Section 4.6         Reliance. The Investor Parties are relying on the representations and warranties made by the Company in this Article IV, and the Investor Parties would not have entered into this Agreement in the absence of such representations and warranties.

Section 4.7          No Conflict with Debt Documents, Trust Documents, or Law.  The execution, delivery, and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and will not conflict with, result in a breach or violation of, or constitute a default under, the Charter, the Bylaws, the Indenture, the Trust Agreement, or any other material agreement, instrument, order, judgment, decree, law, rule, or regulation binding on the Company or its assets, except for any such conflicts, breaches, violations, or defaults that would not reasonably be expected to materially impair the Company’s ability to consummate the transactions contemplated by this Agreement.

ARTICLE V

MISCELLANEOUS

Section 5.1           Termination and Survival.

(a)         (i) The representations and warranties contained in Section 3.3, Section 3.4, and Section 3.8 of this Agreement shall survive the Closing until the date that is twelve (12) months following the Closing Date, and thereafter shall terminate and be of no further force or effect, (ii) the other representations and warranties in this Agreement shall survive the Closing until the end of the Standstill Period, and thereafter shall terminate and be of no further force or effect, (iii) each covenant and agreement contained in this Agreement that by its terms is required to be performed prior to or at the Closing shall terminate at the Closing upon performance thereof, and thereafter shall terminate and be of no further force or effect, (iv) the covenants and agreements contained in Section 2.1, Section 2.3, Section 2.4, and Section 2.6 shall survive Closing until the end of the Restrictive Period, and thereafter shall terminate and be of no further force or effect, (v) each other covenant and agreement contained in this Agreement shall survive Closing until the end of the Standstill Period, and thereafter shall terminate and be of no further force or effect, and (vi) unless otherwise mutually agreed to in writing by each party, this Agreement shall terminate upon the end of the Standstill Period, and thereafter shall terminate and be of no further force or effect; provided, however, that in each case (A) no such termination shall relieve any party from liability for any breach prior to such termination and (B) nothing in this Section 5.1 shall limit any claim based on fraud.

(b)         If the Closing has not occurred on or before the twentieth (20th) Business Day after the date hereof, as it may be extended by written agreement of the Company and BIMIZCI (the “Outside Date”), either the Company or BIMIZCI may terminate this Agreement by written notice to the other; provided that such right shall not be available to a party whose breach of this Agreement was the cause of the failure of the Closing to occur.  Upon any such termination, this Agreement shall be of no further force or effect, except that (i) Section 1.3(b)(iv), Section 1.3(b)(vi), Section 5.1(c), Section 5.3 through Section 5.5, Section 5.7 through Section 5.14, Section 5.16, Section 5.17 and this Section 5.1(b) shall survive, (ii) no such termination shall relieve any party of liability for any breach occurring prior thereto, and (iii) in the event that BIMIZCI terminates this Agreement when the failure of Closing to occur by the Outside Date is not a result of the Company’s material breach of its obligations hereunder, the Investor Parties shall not, and shall use reasonable best efforts to cause their Affiliates and Associates not to, take any of the actions set forth in Section 2.2(d) with respect to the 2027 Annual Meeting of Stockholders of the Company.

(c)         Each representation, warranty, covenant and agreement contained in this Agreement is independent of each other representation, warranty, covenant and agreement contained in this Agreement. Except as expressly set forth in this Agreement, no party has made any representation, warranty, covenant or agreement and the parties expressly disclaim reliance on any extra-contractual statement or omissions.

Section 5.2         Expenses. Each party shall bear its own costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

Section 5.3          Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given if so given) by hand delivery, email or mail (registered or certified, postage prepaid, return receipt requested) to the respective parties hereto addressed as follows:

If to the Company:

Medallion Financial Corp.
667 Madison Avenue 22nd Floor
New York, NY 10065
Attn: Marisa T. Silverman, Executive Vice President, General Counsel and Secretary
Email: MSilverman@medallion.com

If to any Investor Party or to Mr. Hodges:

ZimCal Asset Management LLC
10401 Venice Blvd, #391
Los Angeles CA 90034
Attn: Stephen Hodges
Email: shodges@zimcal.com

With a copy to (which shall not constitute notice):

Foley & Lardner LLP
777 East Wisconsin Ave.
Milwaukee, Wisconsin 53202
Attn: Peter Fetzer
Email: pfetzer@foley.com

Section 5.4       Certain Definitions. As used in this Agreement: (a) the term “Activist Investor” shall mean a person that has, directly or indirectly, whether individually or as a member of a “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), within the five-year period immediately preceding such date of determination, (i) called or publicly sought to call a meeting of stockholders or other equity holders of any public company, (ii) publicly initiated any proposal for action by stockholders or other equity holders of any public company, which such action was (at any point after the announcement thereof) publicly opposed by the board of directors (or similar governing body) of such public company, (iii) publicly sought (A) election to, or to place a director or representative on, the board of directors (or similar governing body) of any public company (including by nominating any person for such election) or (B) the removal of a director or other representative from such board of directors (or similar governing body) of any public company, in each case, which election or removal was not recommended or approved publicly (at the time such election or removal was first sought) by the board of directors (or similar governing body) of such public company or (iv) publicly disclosed any intention, plan or arrangement to do any of the foregoing, (b) the terms “Affiliate” and “Associate” (and any plurals thereof) shall have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time during the Standstill Period become Affiliates or Associates of any applicable person or entity referred to in this Agreement; provided, further, that, for purposes of this Agreement, none of the Investor Parties shall be Affiliates or Associates of the Company and the Company shall not be an Affiliate or Associate of any of the Investor Parties; (c) the terms “beneficial ownership,” “group,” “person,” “proxy” and “solicitation” (and any plurals thereof) have the meanings ascribed to such terms under the Exchange Act and the rules and regulations promulgated thereunder, provided, that the meaning of “solicitation” shall be without regard to the exclusions set forth in Rules 14a-1(l)(2)(iv) and 14a-2 under the Exchange Act and the term “beneficial ownership” shall include any right to acquire beneficial ownership at any time in the future, whether such right is exercisable immediately or only after the passage of time or the fulfillment of a condition; (d) the term “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or obligated to be closed by applicable law; (e) the term “Common Stock” shall mean the common stock, par value $0.01 per share, of the Company; (f) the term “Company Securities” shall mean the Common Stock, the Trust Preferred Securities, and any other securities of the Company or its subsidiaries, including the Trust; (g) the term “Extraordinary Transaction” shall mean any tender offer, exchange offer, merger, consolidation, acquisition, business combination, sale, recapitalization, restructuring, or other transaction with a Third Party that, in each case, results in a change in control of the Company or the sale of all or substantially all of its assets; (h) the term “Investor Principal” shall mean, with respect to the Investor Parties, (i) any principal of any person that holds, directly or indirectly, five percent (5%) or more of the equity or economic interests in any Investor Party or Warnke  (provided that any interest held indirectly solely through a limited partnership interest or other passive investment in a fund or other entity that itself holds an interest in an Investor Party or Warnke shall be disregarded for purposes of this clause (i)), and (ii) any Affiliate or Associate of any such principal of which the Investor Parties have actual knowledge; (i) the term “principal” shall mean, with respect to any person, any natural person who (i) controls such person, (ii) serves as a director, manager, managing member, general partner, trustee or executive officer of such person, or (iii) has authority to direct or cause the direction of the investment decisions of such person; provided that no person shall be deemed a principal solely by reason of being an employee, consultant, adviser or passive equity holder of such person, (j) the term “Representatives” shall mean: (i) a person’s Affiliates and Associates and (ii) its and their respective directors, officers, employees, partners, members, managers, consultants, financial, legal or other advisors, insurance carriers, agents and other representatives, in each case with respect to this clause (ii), acting in a capacity on behalf of, in concert with or at the direction of such person or its Affiliates or Associates; (k) the term “Short Interests” shall mean any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any Company Securities by, manage the risk of share price changes for, or increase or decrease the voting power of, such person with respect to any Company Securities, or that provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any Company Securities; (l) the term “Stockholder Meeting” shall mean each annual or special meeting of stockholders of the Company, or any action by written consent of the Company’s stockholders in lieu thereof, and any adjournment, postponement, rescheduling or continuation thereof; and (m) the term “Third Party” shall refer to any person that is not a party, a member of the Board, a director or officer of the Company, or legal counsel to either party. In this Agreement, unless a clear contrary intention appears: (A) the word “including” (in its various forms) means “including, without limitation”; (B) the words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; (C) the word “or” is not exclusive; (D) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; (E) whenever the context requires, the masculine gender shall include the feminine and neuter genders; and (F) any exception, carve-out, proviso or permission set forth in this Agreement that applies to a party shall apply equally to each person whose conduct is attributable to such party under this Agreement, including such party’s Affiliates, Associates, Representatives and Investor Principals, in each case solely to the extent such person is subject to the corresponding restriction.

Section 5.5         Specific Performance and Litigation Costs. The Company, on the one hand, and each of the Investor Parties, on the other hand, acknowledge and agree that the other would be irreparably injured by a breach of this Agreement and that money damages are an inadequate remedy for an actual or threatened breach of this Agreement. Accordingly, the parties agree to the granting of specific performance of this Agreement and injunctive or other equitable relief as a remedy for any such breach or threatened breach, without proof of actual damages, and further agree to waive any requirement for the securing or posting of any bond in connection with any such remedy. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity. In the event any party initiates a Legal Proceeding arising out of or relating to this Agreement or the subject matter hereof, the prevailing party or person shall be entitled to recover its reasonable attorneys’ fees and costs incurred in connection with such Legal Proceeding from the non-prevailing party or person. For purposes of any application for specific performance, injunctive or other equitable relief, the party obtaining such relief following a hearing shall be deemed prevailing with respect to such application, and the persons against whom such relief was sought shall be deemed prevailing with respect to such application if such relief is finally denied following a hearing (other than solely on procedural grounds), is dissolved after having been granted on an interim basis, or is the subject of a Deemed Final Denial (as defined in Section 5.17(c)), in each case other than by reason of mootness resulting from compliance or by written agreement of the parties. No act taken by any party, any natural person bound by this Agreement, or any Investor Principal in connection with, and reasonably related to, any Legal Proceeding permitted by Section 2.5 (including the assertion of any claim, defense or privilege therein, the service of and response to discovery, the taking of any appeal, and the giving of or response to any notice, demand or assertion contemplated by this Agreement) shall itself constitute a breach of this Agreement.

Section 5.6         Affiliates, Associates and Investor Principals. Each Investor Party shall use reasonable best efforts to cause its Affiliates, Associates and Investor Principals to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such Affiliate, Associate or Investor Principal. A breach of this Agreement by an Affiliate, Associate or Investor Principal of a party, if such Affiliate, Associate or Investor Principal is not a party to this Agreement, shall be deemed to occur if such Affiliate, Associate or Investor Principal engages in conduct that would constitute a breach of this Agreement if such Affiliate, Associate or Investor Principal were a party to this Agreement.  For purposes of this Agreement, (i) Stephen Hodges and Warnke shall be deemed to be Affiliates of the signatory Investor Parties and (ii) the Affiliates of Stephen Hodges and Warnke shall be deemed to be Affiliates of the signatory Investor Parties.

Section 5.7          Waiver. Any waiver of any term or condition of this Agreement must be in writing and signed by the party to be charged. Any waiver by any party hereto of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. Neither the failure nor any delay by a party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

Section 5.8         Severability. If any term, provision, covenant or restriction of this Agreement is held by any court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding. It is hereby stipulated and declared to be the intention of the parties that the parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

Section 5.9        Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that this Agreement (and any of the rights, interests or obligations of any party hereunder) may not be assigned by any party without the prior written consent of the other parties hereto. Any purported assignment of a party’s rights under this Agreement in violation of the preceding sentence shall be null and void.

Section 5.10       Entire Agreement; No Third Party Beneficiaries; Amendments. This Agreement (including any Exhibits hereto and the Ownership Letter and Side Letter (as defined below)) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective permitted successors or assigns.

Section 5.11      Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 5.12       Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware without regard to its choice of law principles to the extent that the application of the laws of another jurisdiction would be required thereby.

Section 5.13       Submission to Jurisdiction; Waiver of Jury Trial. Each party hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in the federal courts of the United States, the federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or federal court, in any Legal Proceeding with respect to the subject matter of this Agreement, including the negotiation, execution or performance of this Agreement, and agrees that all claims in respect of any such Legal Proceeding shall be heard and determined in any such court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Legal Proceeding with respect to the subject matter of this Agreement or the negotiation, execution or performance of this Agreement in any such court, including any objection based on its place of incorporation or domicile, (c) waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such Legal Proceeding in any such court and (d) agrees that a final non-appealable judgment in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

Section 5.14        Counterparts; Facsimile. This Agreement may be executed in counterparts, including by facsimile or PDF electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

Section 5.15       Further Assurances. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto agrees to execute such additional documents, to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate or make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

Section 5.16        Interpretation. Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel.

Section 5.17         Springing Party Status; Limitation on Liability.

(a)          Except as set forth herein, neither Mr. Hodges nor Warnke is a party to this Agreement and shall not be liable arising under or in connection with this Agreement, whether at law or in equity and whether for monetary damages, specific performance, injunctive relief, or any other remedy.

(b)        Notwithstanding the foregoing, Mr. Hodges shall be deemed to be a party to this Agreement to the same extent as the Investor Parties who have signed this Agreement solely for purposes of Article II and the terms of Article V specified herein (for purposes of clarification, none of Section 5.2 (Expenses), Section 5.6 (Affiliates, Associates and Investor Principals) or Section 5.15 (Further Assurances) shall apply to, or impose any obligation or liability on, Mr. Hodges; Sections 5.3, 5.4, 5.5, 5.12 and 5.13 shall apply to Mr. Hodges, subject in the case of Section 5.5 to clause (B) below; and Mr. Hodges makes no representation or warranty hereunder and shall have no obligation or liability under Article I, Article III or Article IV) and shall be liable arising under or in connection with this Agreement: (i) with respect to monetary damages, solely in the event that (w) Mr. Hodges, (x) Warnke, (y) any other entity that Mr. Hodges directly or indirectly controls, or (z) any entity in which Mr. Hodges directly or indirectly beneficially owns a majority of the equity or economic interests (whether or not he controls such entity) (any entity named in clause (x), (y), or (z), a “Hodges-Related Entity”) (in each case other than an Investor Party), commits an Intentional Breach (as defined below) of any provision of Article II of this Agreement as if he, it, or they were named Investor Parties, in each case where such Intentional Breach was undertaken by Mr. Hodges personally or with Mr. Hodges’ actual knowledge; and (ii) with respect to all other remedies, including specific performance and injunctive relief, in the event of an actual or threatened breach of any provision of Article II of this Agreement by Mr. Hodges personally, or by Warnke or any other Hodges-Related Entity (in each case, other than an Investor Party) where Mr. Hodges is personally directing or causing such breach; provided that with respect to this clause (ii): (A) the Company shall first seek such equitable relief against the Investor Parties to the extent such relief can be effectively obtained against them; and (B) notwithstanding Section 5.5, as a condition to any equitable relief against Mr. Hodges personally, the Company shall post such bond or other security, if any, as the court may require.

(c)        With regard to clause 5.17(b)(ii), an Equitable Application (as defined below) shall be deemed to have been finally denied (a “Deemed Final Denial”) for purposes of Section 5.5 and this Section 5.17(c) if (1) it is dismissed or denied on procedural grounds without any determination on the merits; (2) it is withdrawn or abandoned by the party that made it; or (3) relief having been granted on an interim, temporary or provisional basis, such relief expires or lapses and the party that obtained it does not seek to confirm, extend or make permanent substantially the same relief; and, in the case of each of clauses (1) through (3), the party that made such Equitable Application does not cure the applicable defect (if any) and re‑assert substantially the same relief within ten (10) Business Days after the date of such dismissal, denial, withdrawal, abandonment, expiration or lapse. Notwithstanding the foregoing, no Deemed Final Denial shall arise to the extent such dismissal, denial, withdrawal, abandonment, expiration or lapse results from (x) mootness arising out of compliance by the person against whom such relief was sought or (y) the written agreement of the parties. “Equitable Application” means any application, motion, petition or claim by a party for specific performance or for injunctive or other equitable relief in any Legal Proceeding arising out of or relating to this Agreement or the subject matter hereof.  Reasonable attorneys’ fees and costs with respect to any Equitable Application, including any Equitable Application that is the subject of a Deemed Final Denial, shall be governed exclusively by Section 5.5. Upon the final denial of any Equitable Application (including any Deemed Final Denial), or upon the dissolution of any equitable relief previously granted pursuant to an Equitable Application, in each case where such Equitable Application was made against any party, any natural person bound by this Agreement, or any Investor Principal: (1) the permissions for truthful statements regarding Legal Proceedings set forth in the last sentence of Section 2.3(b) and in Section 2.4(d)(v) shall apply to the Legal Proceeding in which such Equitable Application was made and shall extend to truthful statements regarding the conduct alleged in such Equitable Application, the relief sought thereby, and the denial or dissolution thereof, in each case without any requirement of prior notice or consent; and (2) solely where such Equitable Application was made against a natural person, the making of such Equitable Application shall be deemed to be a material breach of Section 2.3 by the party that made it, effective as of the date such Equitable Application was first made and not subject to any notice or cure period, and the natural person against whom such Equitable Application was made (and no other person) shall be entitled to recover all damages and other remedies available in respect of such breach in a Legal Proceeding permitted by Section 2.5.  Notwithstanding clause (2) above, no breach deemed to occur under clause (2) shall (1) constitute a breach of this Agreement for purposes of the introductory clause of Section 2.3(a), Section 2.4(d), the final paragraph of Section 2.2, or any other provision of this Agreement providing for the termination, suspension or lapse of, or excusing performance of, any obligation of any person by reason of a breach by another person; (2) relieve any party or other person of its continuing obligations under Section 2.3 or Section 2.4, each of which shall remain in full force and effect as to all parties and other persons bound thereby notwithstanding such deemed breach; or (3) entitle any person other than the natural person described in clause (2) to any remedy or relief.

(d)          For the further avoidance of doubt, no conduct of BIMIZCI or ZimCal shall give rise to any personal liability of, or any remedy against, Mr. Hodges under this Agreement, and the Company’s sole recourse in respect of any such conduct shall be against BIMIZCI and ZimCal, which shall remain jointly and severally liable therefor.  For the avoidance of doubt, any action by Mr. Hodges to direct, instruct, knowingly encourage, or knowingly cause any person, whether or not controlled by Mr. Hodges, to take any action that would breach any provision of Article II if taken by an Investor Party shall constitute conduct of Mr. Hodges personally for purposes of this Section 5.17.  Solely with respect to any Hodges-Related Entity described in clause (z) of Section 5.17(b)(i) that Mr. Hodges does not control, any breach or Intentional Breach of any provision of Article II by such Hodges-Related Entity shall be rebuttably presumed to have been undertaken with Mr. Hodges’ actual knowledge and at his personal direction, which presumption Mr. Hodges may rebut by any competent evidence.

(e)         In addition to the foregoing limitations, and notwithstanding Section 5.1 (including the proviso thereto) or anything else herein, no claim may be brought or maintained against Mr. Hodges personally under this Agreement unless such claim (x) arises from circumstances described in Section 5.17(b)(i) or Section 5.17(b)(ii) above and (y) is asserted in writing in reasonable detail, identifying the specific conduct and the provision of this Agreement allegedly breached, on or prior to the expiration of the Standstill Period, or, if earlier, the date that is six (6) months after any termination of this Agreement under Section 5.1(b), and any claim so asserted shall survive until finally resolved; provided that any claim so asserted shall be deemed withdrawn and forever extinguished unless a Legal Proceeding with respect thereto is commenced within six (6) months following such assertion.  Nothing in this Section 5.17 shall limit any claim against Mr. Hodges based on fraud committed by Mr. Hodges personally.

(f)          For the avoidance of doubt, Warnke shall not under any circumstances be deemed to be a party to this Agreement, and the Company’s sole recourse in respect of any conduct of Warnke arising under or in connection with this Agreement shall be against Mr. Hodges pursuant to this Section 5.17 and against BIMIZCI and ZimCal as Warnke’s Affiliates pursuant to Section 5.6, except that for the avoidance of doubt, the Company shall be entitled to obtain specific performance of this Agreement and injunctive or other equitable relief to cause Mr. Hodges, BIMIZCI, or ZimCal, or any of their respective Affiliates or Associates other than Warnke, to cause Warnke to take or refrain from taking actions hereunder. Nothing in this Section 5.17 or in the preamble to this Agreement shall prevent any party from serving discovery requests, subpoenas, or other process on Mr. Hodges, Warnke or any other person as non-parties in connection with any Legal Proceeding.

(g)        Any waiver, release, settlement, or compromise by the Company of any claim arising from particular conduct granted to or entered into with any Investor Party, Warnke, or any other person shall likewise extinguish any claim against Mr. Hodges personally arising from the same conduct, and in no event shall the Company recover more than once in respect of the same conduct.

(h)          As used in this Section 5.17, an “Intentional Breach” of this Agreement by a person shall mean any breach or deemed breach that is a consequence of an act or failure to act that is undertaken with actual knowledge that such act or failure to act would, or would reasonably be expected to, result in such breach or deemed breach (it being understood that negligence or constructive knowledge shall not constitute an Intentional Breach).

(i)          The Investor Parties acknowledge and agree that concurrently herewith, Mr. Hodges and the Company have entered into a letter agreement pursuant to which Mr. Hodges acknowledged and agreed to the terms set forth in this Section 5.17 (the “Side Letter”), which Side Letter shall be confirmatory of this Section 5.17 and shall not create any independent obligations of, or expand the liability of, Mr. Hodges beyond those set forth in this Section 5.17.

 [Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

THE COMPANY

MEDALLION FINANCIAL CORP.

By:	/s/ Andrew Murstein
	Name:	Andrew Murstein
	Title:	President, Chief Executive Officer and Chief Operating Officer
[Signature Page to Purchase Agreement]

INVESTOR PARTIES

BIMIZCI FUND LLC

By:	/s/ Stephen Hodges

Name:	Stephen Hodges
Title:	President, ZimCal Asset Management LLC as Manager, BIMIZCI Fund LLC

ZIMCAL ASSET MANAGEMENT LLC

By:	/s/ Stephen Hodges

Name:	Stephen Hodges
Title:	President

[Signature Page to Purchase Agreement]

Exhibit A

Press Release

MEDALLION FINANCIAL CORP. ANNOUNCES REPURCHASE OF TRUST PREFERRED SECURITIES AND SUCCESSFUL RESOLUTION WITH ZIMCAL

NEW YORK, NY – [●], 2026 – Medallion Financial Corp. (NASDAQ: MFIN) (“Medallion” or the “Company”), a specialty finance company that originates and services loans in various consumer and commercial industries, along with offering loan-origination services to fintech strategic partners, today announced that the Company has entered into a purchase and settlement agreement (the “Purchase Agreement”) with BIMIZCI Fund LLC (“BIMIZCI”) and ZimCal Asset Management LLC (“ZimCal” and, together with BIMIZCI, the “Investor Parties”).

Pursuant to the Purchase Agreement, the Company has agreed to repurchase from BIMIZCI trust preferred securities (“TruPS”) with a liquidation amount of $15.0 million for 73.66% of face value. The Investor Parties have also agreed to a five-year standstill prohibiting any proxy solicitation or other campaigns against the Company and to dispose of any remaining shares of Medallion common stock by December 31, 2026.

The agreed purchase price for the TruPS is $11.049 million, plus accumulated distributions through the date of the repurchase. The Company will record a gain from the repurchase in the fourth quarter of 2026, representing the difference between the $15.0 million carrying value of the TruPS and the cost to acquire.

This repurchase is in addition to the Company’s significant return of capital to common shareholders. Since 2022, the Company has repurchased $40.6 million of common stock and paid $44.1 million in dividends, for a combined capital return of approximately $84.7 million. This includes approximately $23.6 million returned to common shareholders through buybacks and dividends in the current year.

“This transaction is expected to be immediately accretive and delivers compelling value for our common shareholders,” said Andrew Murstein, President and CEO of Medallion. “Together with our substantial capital-return program through dividends and buybacks, repurchasing nearly half of the Company’s outstanding TruPS at a meaningful discount demonstrates our confidence in the continued strength and flexibility of our lending platform.”

“Our common stock recently traded at its highest level in approximately twelve years, returning to levels last seen before the rise of ride-sharing significantly disrupted the taxi-medallion industry,” Murstein continued. “At the same time, we have reduced our net taxi-medallion-related assets to just 0.1% of total assets. We believe these milestones demonstrate the success of our transformation from a company historically identified with taxi-medallion lending into a thriving diversified and growing specialty finance company.”

“We invested in Medallion because we believed the business had tremendous potential,” said Stephen Hodges, Founder of ZimCal Asset Management LLC. “Our recent discussions with Medallion management were constructive and productive, and we reached a mutually acceptable resolution that we believe serves the interests of all stockholders and allows both parties to move forward. We wish the Company and its stockholders well.”

The transaction is subject to customary closing conditions and is expected to close within thirty days. The Purchase Agreement will be filed with the U.S. Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K.

About Medallion Financial Corp.

Medallion Financial Corp. (NASDAQ: MFIN) and its subsidiaries originate and service a growing portfolio of consumer loans and mezzanine loans in various industries. Key industries served include recreation (towable RVs and marine) and home improvement (swimming pools, replacement roofs, and windows). Medallion Financial Corp. is headquartered in New York City, New York, and its largest subsidiary, Medallion Bank, is headquartered in Salt Lake City, Utah. For more information, please visit www.medallion.com.

Forward-Looking Statements

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, net interest income and expenses, other expenses, earnings, growth and our growth strategy. These statements are often, but not always, made using words or phrases such as “will,” “expects,” “expected,” “believe” and “continue,” or the negative versions of those words or other comparable words or phrases of a future or forward-looking nature. These statements relate to the consummation and anticipated financial effects of the TruPS repurchase and the Company’s future business and financial prospects. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. For example, statements about the effects of the current economy, including inflation, the risk of recession and tariffs, as well as the Company’s operations, financial performance and prospects, constitute forward-looking statements and are subject to the risk that actual impacts may differ, possibly materially, from what is reflected in those statements due to factors and future developments that are uncertain, unpredictable and, in many cases, beyond Medallion’s control. For a description of certain risks to which Medallion is or may be subject, please refer to the factors discussed under the heading “Risk Factors” in Medallion’s 2025 Annual Report on Form 10-K.

Company Contact:
Investor Relations
InvestorRelations@medallion.com
212-328-2176

Exhibit B

Investor Press Release

ZimCal Asset Management Concludes Five-Year Medallion Financial Investment Under Negotiated Agreement

ZimCal founder Stephen Hodges says the negotiated agreement concludes the firm's Medallion investment and returns the firm's focus to its core credit strategy.

Agreement provides for Medallion’s purchase of ZimCal’s trust preferred securities and the disposition of Medallion stock controlled by ZimCal.

Minneapolis, MN – [●], 2026 — ZimCal Asset Management LLC and BIMIZCI Fund LLC (collectively, “ZimCal”) today announced that they have entered into a Purchase and Settlement Agreement with Medallion Financial Corp. (NASDAQ: MFIN, “Medallion” or the “Company”), under which Medallion has agreed to purchase from BIMIZCI $15,000,000 in aggregate liquidation amount of the trust preferred securities issued by Medallion Financial Statutory Trust I, due 2037, for a cash purchase price of $11,049,000 plus accrued and unpaid distributions through the closing date.

Under the agreement, ZimCal and its affiliates have also agreed to dispose of their remaining shares of Medallion common stock by December 31, 2026. The agreement contains customary standstill, mutual non-disparagement and non-litigation provisions, together with the withdrawal of certain campaign materials relating to the Company’s 2024 and 2026 annual meeting. The purchase is expected to close promptly following execution, subject to customary closing conditions.

“We invested in Medallion because we believed the business had tremendous potential,” said Stephen Hodges, Founder of ZimCal Asset Management LLC. “Our recent discussions with Medallion management were constructive and productive, and we reached a mutually acceptable resolution that we believe serves the interests of all stockholders and allows both parties to move forward. We wish the Company and its stockholders well. ZimCal’s focus now returns to the esoteric value-credit opportunities the firm has pursued since 2015.”

Background

ZimCal has been invested in Medallion Financial Corp. since February 2021, when BIMIZCI Fund LLC acquired the trust preferred securities that are the subject of the agreement; BIMIZCI has held those securities continuously since that time. ZimCal and its affiliates have held common stock since December 2023.

About Stephen Hodges

Stephen Hodges founded ZimCal Asset Management, an alternative investment firm, in 2015 following more than twelve years in banking and credit investing. He focuses on stressed and distressed credit and special situations, with a particular specialization in FDIC-insured financial institutions. Learn more at www.zimcal.com/stephen-hodges

About ZimCal Asset Management LLC

ZimCal Asset Management is an alternative investment firm focused on niche, illiquid and complex credit investment opportunities mostly acquired in the secondary market. The firm invests across the capital structure, including senior debt, second lien debt, subordinated debt, preferred equity, common equity, structured credit and liquidations, and restructurings, with an investment bias toward stressed and distressed credit and special situations. ZimCal is investment-agnostic with respect to industry, collateral and structure and primarily targets private, credit investments of $5 million to $15 million. www.zimcal.com.

Media contact: nicole@nh-consult.com